Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com
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FOR IMMEDIATE RELEASE
January 9, 2012

WINTHROP REALTY TRUST JOINT VENTURE OBTAINS $40 MILLION IN FINANCING

FOR IMMEDIATE RELEASE – BOSTON, January 9/ -- Winthrop Realty Trust (NYSE:FUR) announced today that its joint venture, which holds the $117.9 million C note in a $798.0 million first mortgage encumbering a 4.5 million square foot, 31 property portfolio of office properties situated throughout southern California, obtained a $40 million loan through a non-recourse repurchase facility with an affiliate of Blackstone Real Estate Debt Strategies.  100% of the approximately $38 million of net proceeds were distributed to Winthrop in partial redemption of its interest in the joint venture resulting in a decrease in Winthrop’s ownership interest in the venture from approximately 73% to approximately 56%.  The joint venture has the right to repurchase the asset at any time prior to January 6, 2014, subject to two additional six-month extensions.

Howard L. Michaels, the chairman of The Carlton Group, served as Winthrop’s exclusive capital advisor on this transaction.

About Winthrop Realty Trust

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.